                                   EXHIBIT 12

                  THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
                     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in millions)

                                                            9 MONTHS
                                                              ENDED                         TWELVE MONTHS ENDED
                                                           SEPTEMBER 30,                        DECEMBER 31,
                                                           ------------- ---------------------------------------------------------
                                                               2000        1999        1998        1997        1996        1995
                                                             ---------   ---------   ---------   ---------   ---------   ---------
EARNINGS
--------

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES        $   169.0   $   296.7   $ 1,002.7   $   743.3   $   811.5   $   869.8

Add:

Amortization of previously capitalized interest                    7.4        11.0        10.7        11.0        11.6        11.7
Minority interest in net income of
    consolidated subsidiaries with fixed charges                  45.5        42.9        33.6        45.1        45.9        30.1
Proportionate share of fixed charges of investees
    accounted for by the equity method                             4.3         5.5         4.8         6.5         5.1         5.3
Proportionate share of net loss of investees
    accounted for by the equity method                             8.4         0.3         0.2         0.1         2.7         0.5
                                                             ---------   ---------   ---------   ---------   ---------   ---------
               Total additions                                    65.6        59.7        49.3        62.7        65.3        47.6

Deduct:

Capitalized interest                                               9.1        11.8         6.6         6.2         5.4         5.1
Minority interest in net loss of consolidated subsidiaries         5.5         4.2         2.9         3.6         4.4         3.3
Undistributed proportionate share of net income
    of investees accounted for by the equity method                1.2         2.2        --          --          --           0.2
                                                             ---------   ---------   ---------   ---------   ---------   ---------
               Total deductions                                   15.8        18.2         9.5         9.8         9.8         8.6


TOTAL EARNINGS                                               $   218.8   $   338.2   $ 1,042.5   $   796.2   $   867.0   $   908.8
                                                             =========   =========   =========   =========   =========   =========


FIXED CHARGES
-------------

Interest expense                                             $   205.7   $   179.4   $   147.8   $   119.5   $   128.6   $   135.0
Capitalized interest                                               9.1        11.8         6.6         6.2         5.4         5.1
Amortization of debt discount, premium or expense                  2.7         0.7         1.2         0.1         0.3         0.4
Interest portion of rental expense                                46.6        62.1        57.7        63.0        68.2        75.8
Proportionate share of fixed charges of investees
    accounted for by the equity method                             4.3         5.5         4.8         6.5         5.1         5.3
                                                             ---------   ---------   ---------   ---------   ---------   ---------

TOTAL FIXED CHARGES                                          $   268.4   $   259.5   $   218.1   $   195.3   $   207.6   $   221.6
                                                             =========   =========   =========   =========   =========   =========


TOTAL EARNINGS BEFORE FIXED CHARGES                          $   487.2   $   597.7   $ 1,260.6   $   991.5   $ 1,074.6   $ 1,130.4
                                                             =========   =========   =========   =========   =========   =========



RATIO OF EARNINGS TO FIXED CHARGES                                1.82        2.30        5.78        5.08        5.18        5.10